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                                                                     EXHIBIT 8.1


                                 March 21, 2001


Sterling Bancshares, Inc.
15000 Northwest Freeway
Houston, Texas 77040


Sterling Bancshares Capital Trust II
15000 Northwest Freeway
Houston, Texas 77040

Ladies and Gentlemen:

          We have acted as counsel for Sterling Bancshares, Inc., a corporation organized under the laws of the State of Texas (the "Company") and Sterling Bancshares Capital Trust II (the "Trust"), a statutory business trust created under the laws of the State of Delaware, in connection with the Registration Statement on Form S-3, as amended, filed by the Company and the Trust with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"), for the purpose of registering the trust preferred securities ("Trust Preferred Securities") to be issued by the Trust, and with respect to the guarantee of the Company pursuant to the Preferred Securities Guarantee Agreement and the junior subordinated debentures to be issued by the Company to the Trust in connection with such issuance of the trust preferred securities.

          Subject to the limitations and qualifications set forth below, we are of the opinion that the description of federal income tax consequences appearing under the heading "Material Federal Income Tax Consequences" in the prospectus contained in the Registration Statement accurately describes the material federal income tax consequences to holders of Trust Preferred Securities under existing law and subject to the qualifications and assumptions stated therein.

          The opinion herein is based upon our interpretations of current law, including court authority and existing Final and Temporary Regulations, which are subject to change both prospectively and retroactively, and upon the facts and assumptions discussed herein. This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.
Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no
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Sterling Bancshares, Inc.
Sterling Bancshares Capital Trust II
March 21, 2001
Page 2


assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

          We consent to the use and filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus Supplement and Prospectus contained therein. In giving such consent we do not imply or admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.



                                    Very truly yours,

                                     /s/  ANDREWS & KURTH LLP
                                         ---------------------------------
                                     Andrews & Kurth LLP